3: MG Smaller Companies 10f3

MG Smaller Companies 10f3

Transactions Q3 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Elastic Networks, Inc.	Tut Systems, Inc.	Copper Mountain Networks Inc.
Underwriters

Chase, FleetBoston Robertson Stephens, UBS Warburg, CIBC,

Dain Rauscher, Deutsche Bank,

ING Barings, Lehman, Salomon

Smith Barney, US Bancorp Piper Jaffray, Jeffries, Kaufman, Raymond James, Redwine, Robinson-Humphrey, Tucker Anthony

		Lehman Brothers, Dain Rauscher Wessels, Salomon Smith Barney	Morgan Stanley, BancBoston Robertson Stephens, Dain Rauscher Wessels
Years of continuous operation, including predecessors	>3	>3	>3
Security	ELAS	TUTS	CMNT
Is the affiliate a manager or co-manager of offering?	co-manager	No	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/29/00	1/29/99	5/12/99

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 101,400,000.00	$ 45,000,000	$ 84,000,000
Total	$ 101,400,000.00	$ 45,000,000	$ 84,000,000

Public offering price	$ 13.00	$ 18.00	$ 21.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.91 (7%)	$ 1.26 (7%)	$ 1.47 (7%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,300.00	n/a	n/a
% of offering purchased by fund	0.001%	n/a	n/a
% of offering purchased by associated funds*	0.062%	n/a	n/a
Total	0.063%	n/a	n/a